  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations & Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis, Inc. Reports Third Quarter 2017 Financial Results

CUPERTINO, Calif. – November 9, 2017 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and nine months ended September 30, 2017.

During the third quarter of 2017, year over year revenues for North America increased to $36.0 million from $33.9 million, while year over year revenues for India were lower due to the introduction of India’s Goods and Service Tax as well as a delay in the ramp up of India biodiesel deliveries to BP under a three-year supply agreement signed in the second quarter of 2017. Overall revenues decreased slightly during the third quarter of 2017 compared with the third quarter of 2016.

"During the third quarter of 2017, North America revenues grew 6.2% year over year," stated Eric McAfee, Chairman and CEO of Aemetis. “The production equipment installation and commissioning for the first phase of the patent-pending enzymatic biodiesel technology has been completed at our Kakinada plant and commercial yields have been achieved using low cost, low carbon feedstock. This production upgrade required more than two years of process development in cooperation with enzyme supplier Novozymes, resulting in a sustainable cost advantage in both domestic and export markets that in the fourth quarter of 2017 is expected to result in shipment increases to both BP and our existing bulk customers in India.”

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT).

For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Three Months Ended September 30, 2017

Revenues were $38.9 million for the third quarter of 2017, compared to $39.4 million for the third quarter of 2016. Revenue increased in North America to $36 million during the third quarter of 2017 from $33.9 million during the third quarter of 2016, but was offset by softer revenues from our India operating segment from a one-quarter delay in the expected start of the BP contract and overall softening of the domestic market demand with the introduction of Goods and Services Tax structure in India. Gross margin for the third quarter of 2017 was $2.0 million, compared to gross margin of $3.7 million during the third quarter of 2016. Weaker gross profit during the third quarter of 2017 compared to the same period of 2016 was primarily due to Brazilian imports of ethanol to California, which placed pricing pressure on West Coast ethanol, combined with sluggish international demand for dry distillers grains, which placed pricing pressure on locally sold wet distillers grain.

Research and development costs, including costs associated with the cellulosic ethanol initiative, particularly the operation of the Integrated Demonstration Unit, were $1.9 million for the third quarter of 2017, compared with expenses of $87 thousand during the same quarter of 2016.

Selling, general and administrative expenses remained constant at $3.2 million during the third quarters of both 2016 and 2017. Included in the selling, general and administrative expense for the third quarter of 2017 was $131 thousand of costs associated with Goodland Advanced Fuels, Inc.

Operating loss was $3.1 million for the third quarter of 2017, compared to an operating income of $357 thousand for the third quarter of 2016.

Net loss attributable to Aemetis, Inc. was $7.5 million for the third quarter of 2017, compared to a net loss of $4.1 million for the third quarter of 2016.

Interest expense during the third quarter of 2017 was $5.1 million, compared to $4.5 million during the third quarter of 2016. Included in interest expense for the third quarter of 2017 was $584 thousand of costs associated with Goodland Advanced Fuels, Inc.

Cash at the end of the third quarter of 2017 was $1.7 million compared to $1.5 million at the end of the fourth quarter of 2016.

Financial Results for the Nine Months Ended September 30, 2017

Revenues were $111.3 million for the first nine months of 2017, compared to $105.8 million for the first nine months of 2016. An increase in production at the Keyes plant resulted in an increase in ethanol and wet distiller’s grain volumes during the first nine months of 2017 compared to the first nine months of 2016. Gross profit for the first nine months of 2017 was $3.1 million, compared to $7.7 million during the first nine months of 2016. During the first nine months of 2017, gross profit decreased due to a softening price for wet distillers grains in a rising feedstock market compared to the same period of 2016. Additionally, gross margin during the first nine months of 2016 included a one-time grant benefit of $2 million for the usage of milo as a feedstock.

Selling, general and administrative expenses were $9.7 million during the first nine months of 2017, compared to $9.1 million during the first nine months of 2016. The increase in selling, general and administrative expenses was primarily attributable to salary increase, equity awards and marketing costs associated with the increase in gallons of ethanol sold in North America.

Operating loss was $8.7 million for the first nine months of 2017, compared to operating loss of $1.7 million for the first nine months of 2016.

Net loss attributable to Aemetis, Inc. was $22.0 million for the first nine months of 2017, compared to a net loss of $14.2 million during the first nine months of 2016.

Interest expense was $14.0 million during the first nine months of 2017, compared to interest expense of $12.9 million during the first nine months of 2016.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon-per-year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$38,935	$39,377	$111,273	$105,762
Cost of goods sold	36,980	35,711	108,200	98,066
Gross profit	1,955	3,666	3,073	7,696

Research and development expenses	1,876	87	2,072	290
Selling, general and administration expense	3,182	3,222	9,739	9,123

Operating income/(loss)	(3,103)	357	(8,738)	(1,717)

Interest expense
Interest rate expense	3,867	3,046	9,873	8,679
Amortization expense	1,265	1,425	4,112	4,269
Other (income) expense	(18)	(19)	2	(480)
Income/(loss before income taxes)	(8,217)	(4,095)	(22,725)	(14,185)

Income tax expense	--	--	6	6

Net income/(loss)	$(8,217)	$(4,095)	$(22,731)	$(14,191)

Net loss attributable to non-controlling interest entity	(707)	--	(707)	--

Net loss attributable to Aemetis, Inc.	$(7,510)	$(4,095)	$(22,024)	$(14,191)

Net income/(loss) per common share
Basic	$(0.38)	$(0.21)	$(1.11)	$(0.72)
Diluted	$(0.38)	$(0.21)	$(1.11)	$(0.72)

Weighted average shares outstanding
Basic	19,804	19,833	19,760	19,741
Diluted	19,804	19,833	19,760	19,741

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,749	$1,486
Accounts receivable	2,199	1,557
Inventories	5,742	3,241
Prepaid and other current assets	2,950	761
Total current assets	12,640	7,045
Property, plant and equipment, net	79,360	66,370
Intangible and other assets	4,331	4,395
Total assets	$96,331	$77,810

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$9,367	$7,842
Current portion of long term debt, notes and working capital	14,559	11,409
Mandatorily redeemable Series B convertible preferred stock	2,920	2,844
Other current liabilities	6,970	5,121
Total current liabilities	33,816	27,216
Total long term liabilities	134,061	100,407
Total Aemetis stockholders' deficit	(70,839)	(49,813)
Total Goodland Advanced Fuels, Inc. deficit	(707)	--
Total liabilities and stockholders' deficit	$96,331	$77,810

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income/(loss) attributable to Aemetis, Inc.	$(7,510)	$(4,095)	$(22,024)	$(14,191)
Adjustments:
Interest expense	4,548	4,471	13,401	12,948
Depreciation expense	1,173	1,170	3,471	3,523
Share-based compensation	196	172	800	573
Intangibles and other amortization expense	34	32	98	95
Income tax expense			6	6
Total adjustments	5,951	5,845	17,776	17,145
Adjusted EBITDA	$(1,550)	$1,750	$(4,248)	$2,954

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Ethanol
Gallons sold (in millions)	15.4	14.8	44.5	41.0
Average sales price/gallon	$1.81	$1.75	$1.79	$1.74

WDG
Tons sold (in thousands)	104.7	97.2	300.2	277.3
Average sales price/ton	$66	$74	$63	$73

Delivered cost of corn and milo
Bushels ground (in millions)	5.5	5.2	15.8	14.4
Average delivered cost / bushel	$4.65	$4.45	$4.78	$4.58

Biodiesel
Metric tons sold (in thousands)	3.0	6.0	8.5	13.9
Average Sales Price/Metric ton	$837	$824	$873	$733

Refined glycerin
Metric tons sold (in thousands)	0.4	0.9	3.1	2.6
Average Sales Price/Metric ton	$905	$619	$770	$592